EXHIBIT 21.1
                              LIST OF SUBSIDIARIES


     1. Access Digital Media, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

     2.   Core  Technology  Services,   Inc.,  a  New  York  corporation  and  a
          wholly-owned subsidiary of the Company.

     3. Hollywood Software, Inc., d/b/a AccessIT Software, a California corporation and a wholly-owned subsidiary of the Company.

     4. FiberSat Global Services Inc., d/b/a AccessIT Satellite and Support Services, a Delaware corporation and a wholly-owned subsidiary of the Company.

     5. ADM Cinema Corporation, d/b/a the Pavilion Theatre, a Delaware corporation and a wholly-owned subsidiary of the Company.

     6.   Christie/AIX,   Inc.,  a  Delaware   corporation  and  a  wholly-owned
          subsidiary of Access Digital Media, Inc.

     7. PLX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Hollywood Software, Inc.